UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/29/2005

REDBACK NETWORKS INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25853

Delaware	77-0438443
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

300 Holger Way, San Jose, CA 95134
(Address of Principal Executive Offices, Including Zip Code)

(408) 750-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 29, 2005, Silicon Valley Bank and Redback Networks Inc. (the "Company") entered into an amendment (the "6th Amendment") to the Amended and Restated Loan and Security Agreement, dated as of June 15, 2004, between the parties. The 6th Amendment extends the maturity date to June 30, 2006 of such loan agreement and made modifications to the domestic and foreign borrowing bases, including increasing the maximum amounts that may be loaned against foreign receivables from up to $5.0 million to up to $20.0 million, the maximum credit limit under the loan agreement. The 6th Amendment sets forth a consolidated tangible net worth threshold which is measured monthly. If the Company does not meet the tangible net worth threshold, the credit limits available to the Company are impacted as set forth in the 6th Amendment (including further impacts if the Company also does not meet a quick ratio threshold), including that the Company's availability under the foreign borrowing base would be reduced.   The 6th Amendment is included herewith as exhibit 10.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

Exhibit                Description

10.1        Amendment to Loan Documents between Silicon Valley Bank and the Company, dated September 29, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

REDBACK NETWORKS INC

Date: October 05, 2005.	By:	/s/ Thomas L. Cronan III
Thomas L. Cronan III
Senior Vice President of Finance and Administration, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Loan Documents between Silicon Valley Bank and the Company, dated September 29, 2005.